Exhibit 10.2

LIMITED PARTNERSHIP INTERESTS PURCHASE AGREEMENT

dated as of January 19, 2006

by and among

AFFORDABLE HOSPITALITY, INC.

3344 ASSOCIATES

and

HERSHA CAPITAL, INC.

as Sellers,

and

HERSHA HOSPITALITY LIMITED PARTNERSHIP

and

RACE STREET, LLC

as Purchasers

IN CONNECTION WITH THAT CERTAIN
HAMPTON INN (CENTER CITY), PHILADELPHIA, PENNSYLVANIA

LIMITED PARTNERSHIP INTERESTS PURCHASE AGREEMENT

THIS LIMITED PARTNERSHIP INTERESTS PURCHASE AGREEMENT, dated as of the 19th day of January, 2006, (the “Agreement”) by and among Affordable Hospitality, Inc., a Pennsylvania corporation (“Affordable”), 3344 Associates, a Pennsylvania limited partnership (“3344”) and Hersha Capital, Inc., a Pennsylvania corporation (“Hersha Capital”, 3344 and Affordable, each, a “Seller” and collectively, the “Sellers”), Affordable Hospitality Associates, LP, a Pennsylvania limited partnership (the “Partnership”), and Hersha Hospitality Limited Partnership, a Virginia limited partnership (“HHLP”) and Race Street, LLC, a Pennsylvania limited liability company (“Race Street”, together with HHLP, the “Purchasers”) provides:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

1.1    Definitions. The following terms shall have the indicated meanings:

“3344 Assignment” shall mean that certain Assignment and Assumption Agreement with respect to the 3344 Interests, dated as of the Closing Date, by and between 3344 and HHLP.

“3344 Interests” shall mean all right title and interest of 3344 in the Partnership, consisting of a 49.5% limited partnership interest in the Partnership.

“Act of Bankruptcy” shall mean if a party hereto or any general partner thereof shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (h) take any corporate or limited liability company action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto or any general partner thereof, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner, (2) the appointment of a receiver, custodian, trustee or liquidator or such party or general partner or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 consecutive days.

“Affordable Assignment” shall mean that certain Assignment and Assumption Agreement with respect to the Affordable Interests, dated as of the Closing Date, by and between Affordable and Race Street.

“Affordable Interests” shall mean all right title and interest of Affordable in the Partnership, consisting of a 1% general partnership interest in the Partnership.

 “Assignment and Assumption Agreements” shall mean the Affordable Assignment, the Hersha Capital Assignment and the 3344 Assignment.

“Authorizations” shall mean all licenses, permits and approvals required by any governmental or quasi-governmental agency, body or officer for the ownership, operation and use of the Property or any part thereof.

“Certificate of Limited Partnership” shall mean the certificate of limited partnership of the Partnership filed with the Secretary of State of the Commonwealth of Pennsylvania, a true and correct copy of which is attached hereto as Exhibit F.

“Closing” shall mean the Closing of the sale and purchase of the Interests pursuant to this Agreement.

“Closing Date” shall mean the date on which the Closing occurs.

“Consideration” shall be determined by subtracting the outstanding principal balance of the Existing Financing and the GMAC Debt as of Closing Date from the Partnership Valuation, and multiplying the balance by eighty percent (80%), payable to the Sellers at Closing in the manner described in Section 2.3.

“Continuing Liabilities” shall include liabilities arising under Operating Agreements, equipment leases, loan agreements, or proration credits at Closing, including, without limitation, the GMAC Debt (subject to Section 5.11), but shall exclude any liabilities arising from any other arrangement, agreement or pending litigation.

“Deposit” shall have the meaning set forth in Section 2.3.

“Employment Agreements” shall mean any and all employment agreements, written or oral, between the Sellers or its managing agent and the persons employed with respect to the Property. A schedule indicating all pertinent information with respect to each Employment Agreement in effect as of the date hereof, name of employee, social security number, wage or salary, accrued vacation benefits, other fringe benefits, etc., is attached hereto as Exhibit B.

“Escrow Agent” shall mean All American Abstract Company, Inc., 2854 Egypt Road, Audubon, PA 19403.

“Existing Financing” shall mean any and all the existing loans to the Partnership made in connection with the Hotel or secured by the Property.

“FIRPTA Certificate” shall mean the affidavit of the Sellers under Section 1445 of the Internal Revenue Code certifying that such Sellers are not foreign corporations, foreign partnerships, foreign limited liability companies, foreign trusts, foreign estates or foreign persons (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations), in form and substance satisfactory to the Purchasers.

“GMAC Debt” shall mean the capital lease of the Partnership in the approximate amount of $957,956.00.

“Governmental Body” means any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

“Hersha Capital Assignment” shall mean that certain Assignment and Assumption Agreement with respect to the Hersha Capital Interests, dated as of the Closing Date, by and between Hersha Capital and HHLP.

“Hersha Capital Interests” shall mean all right title and interest of Hersha Capital in the Partnership, consisting of a 49.5% limited partnership interest in the Partnership.

“Hersha Construction Debt” shall mean the debt owed by the Partnership to Hersha Construction in the approximate amount of $496,772.00, which shall be paid in full by the Sellers at Closing from the proceeds of the Consideration.

“Hotel” shall mean the hotel and related amenities located on the Land.

“Improvements” shall mean the Hotel and all other buildings, improvements, fixtures and other items of real estate located on the Land.

“Insurance Policies” shall mean those certain policies of insurance described on Exhibit C attached hereto.

“Intangible Personal Property” shall mean all intangible personal property owned or possessed by the Sellers and used in connection with the ownership, operation, leasing, occupancy or maintenance of the Property, including, without limitation, the right to use the trade name “Hampton Inn” and all variations thereof, the Authorizations, escrow accounts, insurance policies, general intangibles, business records, plans and specifications, surveys and title insurance policies pertaining to the real property and the personal property, all licenses, permits and approvals with respect to the construction, ownership, operation, leasing, occupancy or maintenance of the Property, any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, and the share of the Tray Ledger as hereinafter defined, excluding (a) any of the aforesaid rights the Purchasers elect not to acquire, (b) the Sellers’ cash on hand, in bank accounts and invested with financial institutions and (c) accounts receivable except for the above described share of the Tray Ledger.

“Interests” shall mean, collectively, 100% of all right, title and interest in the Affordable Interests (consisting of a 1% general partnership interest in the Partnership), 100% of all right, title and interest in the Hersha Capital Interests (consisting of a 49.5% limited partnership interest in the Partnership), and 59.6% of all right title and interest in the 3344 Interests (consisting of a 29.5% limited partnership interest in the Partnership), which in the aggregate, constitutes an 80% partnership interest in the Partnership.

“Inventory” shall mean all inventory located at the Hotel, including without limitation, all mattresses, pillows, bed linens, towels, paper goods, soaps, cleaning supplies and other such supplies.

"Knowledge" shall mean the knowledge of the Sellers that they would have had after making reasonable investigation.

“Land” shall mean that certain parcel of real estate lying and being in Philadelphia County, Pennsylvania at 1301 Race Street, Philadelphia, PA 19107, as more particularly described on Exhibit A attached hereto, together with all easements, rights, privileges, remainders, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of the Partnership therein, in the streets and ways adjacent thereto and in the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired.

“Leases” shall mean those leases of real property listed on Exhibit D attached hereto.

“Limited Partnership Agreement” shall mean the current limited partnership agreement of the Partnership, a true and correct copy of which is attached hereto as Exhibit G.

“Manager” shall mean Hersha Hospitality Management, LP, a Pennsylvania limited partnership, the current operator of the Hotel.

“Operating Agreements” shall mean the management agreements, service contracts, supply contracts, leases (other than the Leases) and other agreements, if any, in effect with respect to the construction, ownership, operation, occupancy or maintenance of the Property. All of the Operating Agreements in force and effect as of the date hereof are listed on Exhibit E attached hereto.

“Owner's Title Policy” shall mean an owner's policy of title insurance issued to the Partnership by the Title Company, dated as of the Closing Date, pursuant to which the Title Company insures the Partnership’s ownership of fee simple title to the Real Property (including the marketability thereof) subject only to Permitted Title Exceptions. The Owner's Title Policy shall insure the Partnership in the amount of the Consideration and shall be acceptable in form and substance to the Purchasers. The description of the Land in the Owner's Title Policy shall be by courses and distances and shall be identical to the description shown on a survey provided by the Sellers to the Purchasers.

“Partnership” shall mean Affordable Hospitality Associates, LP, a Pennsylvania limited partnership that owns, as its only assets, the Intangible Personal Property, Tangible Personal Property, Land and Improvements.

“Partnership Valuation” shall mean a valuation of $27,000,000.00 for all of the Partnership, including the Property and any other assets in connection with the Hotel.

“Permitted Title Exceptions” shall mean those exceptions to title to the Real Property that are satisfactory to the Purchasers as determined pursuant to Section 2.2.

“Property” shall mean collectively the Land, Improvements, the Inventory, the Reservation System, the Tangible Personal Property and the Intangible Personal Property.

“Real Property” shall mean the Land and the Improvements.

“Reservation System” shall mean the Sellers’ Reservation Terminal and Reservation System equipment and software, if any.

“Study Period” shall mean the period commencing at 9:00 a.m. on the date hereof, and continuing through the time of Closing.

“Tangible Personal Property” shall mean the items of tangible personal Property consisting of all furniture, fixtures and equipment situated on, attached to, or used in the operation of the Hotel, and all furniture, furnishings, equipment, machinery, and other personal property of every kind located on or used in the operation of the Hotel and owned by the Partnership.

“Title Commitment” shall mean the commitment by the Title Company to issue the Owner's Title Policy.

“Title Company” shall mean All American Abstract Company, Inc.

“Tray Ledger” shall mean the final night's room revenue (revenue from rooms occupied as of 12:01 a.m. on the Closing Date, exclusive of food, beverage, telephone and similar charges which shall be retained by the Sellers), including any sales taxes, room taxes or other taxes thereon.

“Utilities” shall mean public sanitary and storm sewers, natural gas, telephone, public water facilities, electrical facilities and all other utility facilities and services necessary for the operation and occupancy of the Property as a hotel.

1.2    Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

(a)    Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

(b)    All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

(c)    Headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d)    Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

ARTICLE II

SALE AND PURCHASE; STUDY PERIOD;
PAYMENT OF CONSIDERATION

2.1    Sale and Purchase. Affordable agrees to sell, assign and transfer the Affordable Interests to Race Street; Hersha Capital and 3344 agree to sell, assign and transfer the Hersha Capital Interests and 3344 Interests, respectively, to HHLP; and the Purchasers each agree to accept such respective Interests in exchange for the Consideration and in accordance with the other terms and conditions set forth herein.

2.2    Study Period. (a)  The Purchasers shall have the right, until the end of the Study Period, to enter upon the Real Property and to perform, at the Purchasers' expense, such economic, surveying, engineering, environmental, topographic and marketing tests, studies and investigations as the Purchasers may deem appropriate. If such tests, studies and investigations warrant, in the Purchasers' sole, absolute and unreviewable discretion, the purchase of the Interests for the purposes contemplated by the Purchasers, then the Purchasers may elect to proceed to Closing and shall so notify the Sellers prior to the expiration of the Study Period. If for any reason the Purchasers do not so notify the Sellers of its determination to proceed to Closing prior to the expiration of the Study Period, or if the Purchasers notify the Sellers, in writing, prior to the expiration of the Study Period that it has determined not to proceed to Closing, this Agreement automatically shall terminate, and the Purchasers shall be released from any further liability or obligation under this Agreement.

(b)    During the Study Period, the Sellers shall make available to the Purchasers, their agents, auditors, engineers, attorneys and other designees, for inspection copies of all existing architectural and engineering studies, surveys, title insurance policies, zoning and site plan materials, correspondence, environmental audits and other related materials or information if any, relating to the Property which are in, or come into, the Sellers’ possession or control.

(c)    The Purchasers hereby indemnify and defend the Sellers against any loss, damage or claim arising from entry upon the Real Property by the Purchasers or any agents, contractors or employees of the Purchasers. The Purchasers, at their own expense, shall restore any damage to the Real Property caused by any of the tests or studies made by the Purchasers.

(d)    During the Study Period, the Purchasers, at their expense, may cause an examination of title to the Property to be made, and, prior to the expiration of the Study Period, may notify the Sellers of any defects in title shown by such examination that the Purchasers are unwilling to accept. The Sellers shall notify the Purchasers whether the Sellers are willing to cure such defects and to proceed to Closing. Sellers may cure, but shall not be obligated to cure such defects. If such defects consist of deeds of trust, mechanics' liens, tax liens or other liens or charges in a fixed sum or capable of computation as a fixed sum, the Sellers, at their option, shall either pay and discharge (in which event, the Escrow Agent is authorized to pay and discharge at Closing) such defects at Closing. If the Sellers are unwilling or unable to cure any such defects by Closing, the Purchasers shall elect (1) to waive such defects and proceed to Closing without any abatement in the Consideration or (2) to terminate this Agreement. The Sellers shall not, after the date of this Agreement, subject the Property to and shall take all reasonable best efforts to prevent the Property from being subjected to any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes or take any other action which may affect or modify the status of title without the Purchasers' prior written consent, which consent shall not be unreasonably withheld or delayed. All title matters revealed by the Purchasers' title examination and not objected to by the Purchasers as provided above shall be deemed Permitted Title Exceptions. If Purchasers shall fail to examine title and notify the Sellers of any such title objections by the end of the Study Period, all such title exceptions (other than those rendering title unmarketable and those that are to be paid at Closing as provided above) shall be deemed Permitted Title Exceptions.

2.3    Payment of the Consideration. The Consideration shall be paid to the Sellers in the following manner:

(a)    Purchasers have made a deposit of $4,000,000.00 (the “Deposit”) into an interest-bearing escrow account, which account bears interest at a rate of 8% per annum. The Deposit shall be refundable to Purchasers until the Closing. In the event Closing occurs, Purchasers shall receive a credit against the Consideration in an amount equal to the Deposit.

(b)    At Closing, the Purchasers shall pay the balance of the Consideration, as adjusted by the prorations pursuant to Section 6.5 hereof, in the form of lawful money of the United States.

(c)    Sellers shall, simultaneously with Closing, pay off the full amount of the Hersha Construction Debt from the proceeds of the Consideration.

ARTICLE III

SELLERS’ REPRESENTATIONS, WARRANTIES AND COVENANTS

To induce the Purchasers to enter into this Agreement and to purchase the Property, each of the Sellers hereby makes the following representations, warranties and covenants, upon each of which the Sellers acknowledge and agree that the Purchasers are entitled to rely and have relied:

3.1    Identity and Power. The Sellers have all requisite powers and all governmental licenses, authorizations, consents and approvals necessary to carry on its business as now conducted, to own, lease and operate his properties, to execute and deliver this Agreement and any document or instrument required to be executed and delivered on behalf of the Sellers hereunder, to perform his obligations under this Agreement and any such other documents or instruments and to consummate the transactions contemplated hereby.

3.2    Authorization, No Violations and Notices.

(a)    The execution, delivery and performance of this Agreement by the Sellers, and the consummation of the transactions contemplated hereby have been duly authorized, adopted and approved by the Sellers. No other proceedings are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed by Sellers and is a valid and binding obligation enforceable against him in accordance with its terms.

(b)    Neither the execution, delivery, or performance by the Sellers of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Sellers with any of the provisions hereof, will

(i)    violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, which, with or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge, or encumbrance upon any of the Property or assets of the Partnership, under any of the terms, conditions, or provisions of, the Certificate of Limited Partnership, the Limited Partnership Agreement, or any note, bond, mortgage, indenture, deed of trust, license (including without limitation, the License), lease, agreement, organizational document or other instrument, or obligation to which the Partnership or either of the Sellers is a party, or by which the Partnership or either of the Sellers may be bound, or to which the Partnership or the Property or assets of the Partnership or either of the Sellers may be subject; or

(ii)    violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation applicable to either of the Sellers, the Partnership or the Property that would not be violated by the execution, delivery or performance of this Agreement or the transactions contemplated hereby by the Sellers or compliance by the Sellers with any of the provisions hereof.

3.3    Litigation with respect to Sellers. There is no action, suit, claim or proceeding pending or, to the Sellers’ Knowledge, threatened against or affecting the Sellers or their assets in any court, before any arbitrator or before or by any governmental body or other regulatory authority (i) that would materially adversely affect the Sellers or the Interest, (ii) that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the transactions contemplated hereby, or (iii) would delay the consummation of any of the transactions contemplated hereby. The Sellers are not subject to any judgment, decree, injunction, rule or order of any court relating to the Sellers’ participation in the transactions contemplated by this Agreement.

3.4    Interests and Property.

(a)    The Interests are, on the date hereof, and will be on the Closing Date, free and clear of all liens and encumbrances and the Sellers have good, marketable title thereto and the right to convey same in accordance with the terms of this Agreement. Upon delivery of the Sellers’ Assignment and Assumption Agreements to the Purchasers at Closing, good valid and marketable title to the Sellers’ Interest, free and clear of all liens and encumbrances, will pass to the Purchasers. The Interests, and the remaining 20% limited partnership interests owned by 3344, constitute the only outstanding securities/interests of the Partnership.

(b)    Except for the lien created in connection with the Existing Financing, the Property is, on the date hereof, and will be on the Closing Date, free and clear of all liens and encumbrances, and the Partnership has good, marketable title thereto and the right to convey same. The Partnership is the fee simple owner of the Real Property and the sole owner of the Property.

3.5    Bankruptcy with Respect to Sellers. No Act of Bankruptcy has occurred with respect to the Sellers.

3.6    Brokerage Commission. The Sellers have not engaged the services of, nor is it or will it or Purchasers become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein on account of any action by the Sellers.

3.7    The Partnership.

(a)    The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite powers necessary to carry on its business as now conducted, to own, lease and operate its properties.

(b)    Neither the execution, delivery, or performance by the Sellers of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Sellers or the Partnership with any of the provisions hereof, will:

(i)    violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge, or encumbrance upon any of the Property or other assets of the Partnership, under any of the terms, conditions, or provisions of, the Certificate of Limited Partnership or Limited Partnership Agreement, or any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which the Partnership is a party, or by which the Partnership may be bound, or to which the Partnership or its properties or assets may be subject; or

(ii)    violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation applicable to the Partnership or any of the Partnership’s properties or assets.

(c)    Except for the Sellers, no party has any interest in the Partnership or the Property or any portion thereof, or the right or option to acquire any interest in the Partnership or the Property or any portion thereof. The Partnership has no subsidiaries and does not directly or indirectly own any securities of or interest in any other entity, including, without limitation, any Partnership or joint venture.

(d)    The Partnership has conducted no business other that the ownership and operation of the Property.

3.8    Liabilities, Debts and Obligations. Except for the Continuing Liabilities and the Existing Financing, the Partnership has no liabilities, debts or obligations.

3.9    Tax Matters with respect to Partnership.

(a)    The Sellers have caused the Partnership to file, and shall cause the Partnership to file all income tax information returns on IRS Form 1065 (including K-1s for each member) and applicable state and local income tax forms required to be filed with the United States Government and with all states and political subdivisions thereof where any such returns are required to be filed and where the failure to file such return or report would subject the Partnership or the Sellers, to any material liability or penalty. All taxes (other than sale taxes, rental taxes or the equivalent and real property taxes) imposed by the United States, or by any foreign country, or by any state, municipality, subdivision, or instrumentality of the United States or of any foreign country or by any other taxing authority, which are due and payable by the Partnership have been paid in full or adequately provided for by reserves shown in their records and books of account and in the Partnership’s financial information. The Partnership has not obtained or received any extension of time (beyond the Closing Date) for the assessment of deficiencies for any years or waived or extended the statute of limitations for the determination or collection of any tax. To the Sellers’ Knowledge, no unassessed tax deficiency is proposed or threatened against the Partnership.

(b)    All taxes, rental taxes or the equivalent, and all interest and penalties due thereon, required to be paid or collected by the Partnership in connection with the operation of the Property as of the Closing Date will have been collected and/or paid to the appropriate governmental authorities, as required or such amounts shall be pro-rated as of the Closing Date. The Sellers shall cause the Partnership to file, all necessary returns and petitions required to be filed through the Closing Date. The Sellers shall cause the Partnership to prepare and file all federal and state income tax returns for the tax period ending on the Closing Date, which shall reflect the termination for tax purposes of the Partnership.

3.10    Contracts and Agreements. There is no loan agreement, guarantee, note, bond, indenture and other debt instrument, lease and other contract to which the Partnership is a party or by which its assets are bound other than Permitted Title Exceptions, the Leases, the Operating Agreements and the Existing Financing, which shall be paid in full by the Sellers as of the Closing Date.

3.11    No Special Taxes. The Sellers have no Knowledge of, nor has he received any written notice of, any special taxes or assessments relating to the Partnership or Property or any part thereof or any planned public improvements that may result in a special tax or assessment against the Property.

3.12    Compliance with Existing Laws. The Partnership possesses all Authorizations, each of which is valid and in full force and effect, and, to Sellers’ Knowledge, no provision, condition or limitation of any of the Authorizations has been breached or violated. The Partnership has not misrepresented or failed to disclose any relevant fact in obtaining all Authorizations, and the Sellers have no Knowledge of any change in the circumstances under which those Authorizations were obtained that result in their termination, suspension, modification or limitation. The Sellers have no Knowledge, nor has he received written notice within the past three years, of any existing violation of any provision of any applicable building, zoning, subdivision, environmental or other governmental ordinance, resolution, statute, rule, order or regulation, including but not limited to those of environmental agencies or insurance boards of underwriters, with respect to the ownership, operation, use, maintenance or condition of the Property or any part thereof, or requiring any repairs or alterations other than those that have been made prior to the date hereof.

3.13    Operating Agreements. The Partnership has performed all of its obligations under each of the Operating Agreements and no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a material default under any of the Operating Agreements. Without the prior written consent of the Purchasers, which consent will not be unreasonably withheld or delayed, the Sellers shall cause the Partnership not to enter into any new management agreement, maintenance or repair contract, supply contract, lease in which it is lessee or other agreements with respect to the Property, nor shall the Sellers cause the Partnership to enter into any agreements modifying the Operating Agreements.

3.14    Warranties and Guaranties. The Sellers shall cause the Partnership not to release or modify any warranties or guarantees, if any, of manufacturers, suppliers and installers relating to the Improvements and the Tangible Personal Property or any part thereof, except with the prior written consent of the Purchasers, which consent shall not be unreasonably withheld or delayed. A complete list of all such warranties and guaranties in effect as of the date of this Agreement is attached hereto as Exhibit H.

3.15    Insurance. All of the Partnership’s Insurance Policies are valid and in full force and effect, all premiums for such policies were paid when due and the Sellers shall cause the Partnership to pay all future premiums for such policies (and any replacements thereof) on or before the due date therefor. The Sellers shall cause the Partnership to pay all premiums on, and shall cause the Partnership not to cancel or allow to expire, any of the Partnership’s Insurance Policies prior to the Closing Date unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced. The Sellers shall cause the Partnership to name the Purchasers as additional insureds on each of the Partnership’s Insurance Policies.

3.16    Condemnation Proceedings; Roadways. The Partnership has received no written notice of any condemnation or eminent domain proceeding pending or threatened against the Property or any part thereof. The Sellers have no Knowledge of any change or proposed change in the route, grade or width of, or otherwise affecting, any street or road adjacent to or serving the Real Property.

3.17    Litigation with respect to Partnership. Except as set forth on Exhibit I there is no action, suit or proceeding pending or known to be threatened against or affecting the Partnership or any part of or interest in the Property in any court, before any arbitrator or before or by any governmental agency which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other material agreement or instrument to which the Partnership is a party or by which it is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the business, financial position or results of operations of the Partnership, (c) could materially and adversely affect the ability of the Partnership to perform its obligations hereunder, or under any document to be delivered pursuant hereto, (d) could create a material lien on the Property, any part thereof or any interest therein, or (e) could otherwise materially and adversely affect the Property, any part thereof or any interest therein or the use, operation, condition or occupancy thereof. Sellers hereby acknowledge and represent to Purchasers that Sellers shall indemnify Purchasers and the Partnership against all matters set forth on Exhibit I and against all matters arising out of or related to such matters.

3.18    Labor Disputes and Agreements. There are not currently any labor disputes pending or, threatened as to the operation or maintenance of the Property or any part thereof. The Partnership is not a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of the Property. The Purchasers will not be obligated to give or pay any amount to any employee of the Partnership, and the Purchasers shall not have any liability under any pension or profit sharing plan that the Partnership may have established with respect to the Property or their or its employees.

3.19    Financial Information. To the Sellers’ Knowledge, except as otherwise disclosed in writing to the Purchasers prior to the end of the Study Period, for each of the Partnership’s accounting years, when a given year is taken as a whole, all of the Partnership’s financial information previously delivered or to be delivered to the Purchasers is and shall be correct and complete in all material respects and presents accurately the financial condition of the Partnership and results of the operations of the Property for the periods indicated, except that such statements do not have footnotes or schedules that may otherwise be required by GAAP. If requested by the Purchasers, the Sellers shall cause the Partnership to deliver promptly all four-week period ending financial information available to the Partnership. The Partnership’s financial information is prepared based on books and records maintained by the Partnership in accordance with the Partnership’s accounting system. The Partnership’s financial information has been provided to the Purchasers without any changes or alteration thereto. To the best of Sellers' Knowledge, since the date of the last financial statement included in the Partnership's financial information, there has been no material adverse change in the financial condition or in the operations of the Property.

3.20    Organizational Documents. The Partnership’s Organizational Documents are in full force and effect and have not been modified or supplemented, and no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time or both, would constitute a default thereunder.

3.21    Operation of Property. The Sellers covenant that between the date hereof and the date of Closing Sellers shall cause the Partnership and Manager to (a) operate the Property only in the usual, regular and ordinary manner consistent with the Partnership’s prior practice, (b) maintain the books of account and records in the usual, regular and ordinary manner, in accordance with sound accounting principles applied on a basis consistent with the basis used in keeping its books in prior years, and (c) use all reasonable efforts to preserve intact the present business organization, keep available the services of the present officers and employees and preserve their relationships with suppliers and others having business dealings with them. The Sellers shall cause the Partnership to continue to make good faith efforts to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property in generally the same manner as the Partnership did prior to the execution of this Agreement. Except as otherwise permitted hereby, from the date hereof until Closing, the Sellers shall use its good faith efforts to ensure that the Partnership shall not take any action or fail to take action the result of which (i) would have a material adverse effect on the Property or the Purchasers’ ability to continue the operation thereof after the Closing Date in substantially the same manner as presently conducted, (ii) reduce or cause to be reduced any room rents or any other charges over which Sellers have operational control, or (iii) would cause any of the representations and warranties contained in this Article III to be untrue as of Closing.

3.22    Bankruptcy with respect to Partnership. No Act of Bankruptcy has occurred with respect to the Partnership.

3.23    Hazardous Substances. Except for matters in Partnership’s or Purchasers' audits, Sellers have no Knowledge: (a) of the presence of any “Hazardous Substances” (as defined below) on the Property, or any portion thereof, or, (b) of any spills, releases, discharges, or disposal of Hazardous Substances that have occurred or are presently occurring on or onto the Property, or any portion thereof, or (c) of the presence of any PCB transformers serving, or stored on, the Property, or any portion thereof, and Sellers have no Knowledge of any failure to comply with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Substances (as used herein, “Hazardous Substances” shall mean any substance or material whose presence, nature, quantity or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials is either: (1) potentially injurious to the public health, safety or welfare, the environment or the Property, (2) regulated, monitored or defined as a hazardous or toxic substance or waste by any Governmental Body, or (3) a basis for liability of the owner of the Property to any Governmental Body or third party, and Hazardous Substances shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil, or any products, by-products or components thereof, and asbestos).

3.24    Room Furnishings. All public spaces, lobbies, meeting rooms, and each room in the Hotel available for guest rental is furnished in accordance with Licensor's standards for the Hotel and room type.

3.25    License.

(a)     The license from Promus Hotels, Inc. (the “Licensor”) with respect to the Hotel (the “License”) is, and at Closing will be, valid and in full force and effect, and on the Closing Date neither the Manager nor the Partnership will be in default with respect thereto (with or without the giving of any required notice and/or lapse of time).

(b)     The Manager and the Partnership shall receive written approval from the Licensor consenting to the purchase and sale of the Interests and the Hotel to Purchasers as contemplated hereunder.

(c)     Neither the execution, delivery, or performance by the Sellers of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Sellers or the Partnership with any of the provisions hereof, will violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination under any of the terms, conditions, or provisions of, the License.

3.26    Independent Audit. Sellers shall provide access by Purchasers' representatives, to all financial and other information relating to the Property and the Partnership.

3.27    Bulk Sale Compliance. Sellers shall indemnify Purchasers against any claim, loss or liability arising under the bulk sales law in connection with the transaction contemplated herein.

3.28    Sufficiency of Certain Items. The Property contains not less than:

(a)    a sufficient amount of furniture, furnishings, color television sets, carpets, drapes, rugs, floor coverings, mattresses, pillows, bedspreads and the like, to furnish each guest room, so that each such guest room is, in fact, fully furnished in accordance with Licensor’s standards; and

(b)    a sufficient amount of towels, washcloths and bed linens, so that there are three sets of towels, washcloths and linens for each guest room (one on the beds, one on the shelves, and one in the laundry), together with a sufficient supply of paper goods, soaps, cleaning supplies and other such supplies and materials, as are reasonably adequate for the current operation of the Hotel.

3.29    Intentionally Omitted.

3.30    Leases. True, complete copies of the Leases, are attached as Exhibit D hereto. The Leases are, and will at Closing be, in full force and effect and neither Sellers nor the Partnership, is in default and the Sellers shall make good faith efforts for himself and the Partnership not to be in default with respect thereto (with or without the giving of any notice and/or lapse of time). The Leases are, or will be at Closing, freely assignable by Sellers and Sellers will have obtained all consents of any third party necessary to assign the Leases to Purchasers.

3.31    Noncontravention. The execution and delivery of, and the performance by the Sellers of their obligations under this Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, or any agreement, judgment, injunction, order, decree or other instrument binding upon the Sellers or the Partnership, or result in the creation of any lien or other encumbrance on any asset of the Sellers or the Partnerhsip. There are no outstanding agreements (written or oral) pursuant to which the Sellers (or any predecessor to or representative of the Sellers) has agreed to contribute or has granted an option or right of first refusal to acquire the Interests or the Property or any part thereof.

Each of the representations, warranties and covenants contained in this Article III and its various subparagraphs are intended for the benefit of the Purchasers and may be waived in whole or in part, by the Purchasers, but only by an instrument in writing signed by the Purchasers. Each of said representations, warranties and covenants shall survive the closing of the transaction contemplated hereby for twenty-four (24) months, and no investigation, audit, inspection, review or the like conducted by or on behalf of the Purchasers shall be deemed to terminate the effect of any such representations, warranties and covenants, it being understood that the Purchasers have the right to rely thereon and that each such representation, warranty and covenant constitutes a material inducement to the Purchasers to execute this Agreement and to close the transaction contemplated hereby and to pay the Consideration to the Sellers.

ARTICLE IV

PURCHASERS' REPRESENTATIONS, WARRANTIES AND COVENANTS

To induce the Sellers to enter into this Agreement and to sell the Interests, the Purchasers hereby make the following representations, warranties and covenants with respect to the Property, upon each of which the Purchasers acknowledge and agrees that the Sellers are entitled to rely and have relied:

4.1    Organization and Power. HHLP is a limited partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has all partnership powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of the Purchasers hereunder. Race Street is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has all limited liability company powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of the Purchasers hereunder.

4.2    Noncontravention. The execution and delivery of this Agreement and the performance by the Purchasers of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, the Purchasers' partnership agreement or any agreement, judgment, injunction, order, decree or other instrument binding upon the Purchasers or result in the creation of any lien or other encumbrance on any asset of the Purchasers.

4.3    Litigation. There is no action, suit or proceeding, pending or known to be threatened, against or affecting the Purchasers in any court or before any arbitrator or before any Governmental Body which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which the Purchasers are a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the ability of the Purchasers to perform their obligations hereunder, or under any document to be delivered pursuant hereto.

4.4    Bankruptcy. No Act of Bankruptcy has occurred with respect to the Purchasers.

4.5    No Brokers. The Purchasers have not engaged the services of, nor is it or will it become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder's fee, commission or other amount with respect to the transaction described herein.

ARTICLE V

CONDITIONS AND ADDITIONAL COVENANTS

The Purchasers' obligations hereunder are subject to the satisfaction of the following conditions precedent and the compliance by the Sellers with the following covenants:

5.1    Sellers’ Deliveries. The Sellers shall have delivered to the Escrow Agent or the Purchasers, as the case may be, on or before the date of Closing, all of the documents and other information required of Sellers pursuant to Section 6.2.

5.2    Representations, Warranties and Covenants; Obligations of Sellers; Certificate. All of the Sellers’ representations and warranties made in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as if then made, there shall have occurred no material adverse change in the financial condition of the Property or the Partnership since the date hereof, the Sellers shall have performed all of its material covenants and other obligations under this Agreement and the Sellers shall have executed and delivered to the Purchasers at Closing a certificate to the foregoing effect.

5.3    Title Insurance. Good and indefeasible fee simple title to the Real Property shall be insurable as such by the Title Company at or below its regularly scheduled rates subject only to Permitted Title Exceptions as determined in accordance with Section 2.2.

5.4    Condition of Improvements. The Improvements and the Tangible Personal Property (including but not limited to the mechanical systems, plumbing, electrical, wiring, appliances, fixtures, heating, air conditioning and ventilating equipment, elevators, boilers, equipment, roofs, structural members and furnaces) shall be in the same condition at Closing as they are as of the date hereof, reasonable wear and tear excepted. Prior to Closing, the Sellers shall not have diminished the quality or quantity of maintenance and upkeep services heretofore provided to the Real Property and the Tangible Personal Property and the Sellers shall not have diminished the Inventory. The Sellers shall not have removed or caused or permitted to be removed any part or portion of the Real Property or the Tangible Personal Property unless the same is replaced, prior to Closing, with similar items of at least equal quality and acceptable to the Purchasers.

5.5    Utilities. All of the Utilities shall be installed in and operating at the Property, and service shall be available for the removal of garbage and other waste from the Property.

5.6    License. From the date hereof to and including the Closing Date, Sellers shall comply with and perform all of the duties and obligations of licensee under the License.

5.7    Interests. From the date hereof to and including the Closing Date, Sellers shall not sell, assign, pledge, hypothecate or otherwise transfer the Interests, except as contemplated by this Agreement, nor shall the Sellers cause or permit the Partnership to issue any securities or interests to any person or to sell, pledge, transfer or otherwise dispose of the Property or any interest therein.

5.8    Existing Financing. Sellers shall cause the Partnership to pay off the Existing Financing in full prior to or at Closing, and Purchaser shall not assume the Existing Financing at Closing. Sellers shall bear all costs and expenses associated with the satisfaction and/or termination of the Existing Financing.

5.9    Third Party Consents. As a condition to Closing, the Partnership shall receive written approval from the Licensor and any and all other third-parties whose consent is required (i) to the purchase and sale of the Interests to Purchasers as contemplated hereunder and (ii) to the percentage lease structure whereby, on the Closing Date, the Partnership shall lease the Property to Philly One TRS, LLC (“Lessee”) pursuant to a percentage lease, and Lessee shall enter into a new management agreement with Manager.

5.10   Hersha Construction Debt. Sellers shall pay off the Hersha Construction Debt in full at Closing from the proceeds of the Consideration.

5.11   GMAC Debt. The Partnership shall continue to maintain the GMAC Debt following the Closing, provided that the then-existing first-mortgage lender for the Property permits the Partnership to maintain the GMAC Debt.

ARTICLE VI

CLOSING

6.1    Closing. Closing shall be held at a location that is mutually acceptable to the parties, on or before February 28, 2006.

6.2    Sellers’ Deliveries. At Closing, the Sellers shall deliver to Purchasers all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged on behalf of the Sellers and shall be dated as of the date of Closing:

(a)    Certificates representing the Interests.

(b)    The certificate required by Section 5.2.

(c)    The Assignment and Assumption Agreements.

(d)    Certificate(s)/Registration of Title for any vehicle owned by the Sellers and used in connection with the Property.

(e)    Such agreements, affidavits or other documents as may be required by the Title Company to issue the Owner's Title Policy with affirmative coverage over mechanics' and materialmen's liens.

(f)    The FIRPTA Certificate.

(g)    True, correct and complete copies of all warranties, if any, of manufacturers, suppliers and installers possessed by the Sellers and relating to the Improvements and the Personal Property, or any part thereof.

(h)    Copies of the Partnership’s Organizational Documents.

(i)    Appropriate consent of the Partnership, authorizing (A) the execution of any documents to be executed and delivered by the Partnership prior to, at or otherwise in connection with Closing and in connection with the transactions contemplated by this Agreement, and (B) the performance by the Partnership of its obligations hereunder and under such documents.

(j)    Valid, final and unconditional certificate(s) of occupancy for the Real Property and Improvements, issued by the appropriate Governmental Body.

(k)    Such proof as the Purchasers may reasonably require with respect to Sellers’ compliance with the bulk sales laws or similar statutes.

(l)    A written instrument executed by the Sellers, conveying and transferring to the Purchasers all of the Sellers’ right, title and interest in any telephone numbers and facsimile numbers relating to the Property, and, if the Sellers maintain a post office box, conveying to the Purchasers all of its interest in and to such post office box and the number associated therewith, so as to assure a continuity in operation and communication.

(m)   All current real estate and personal property tax bills in the Sellers’ possession or under its control.

(n)    A complete set of all guest registration cards, guest transcripts, guest histories, and all other available guest information.

(o)    An updated schedule of employees, showing salaries and duties with a statement of the length of service of each such employee, brought current to a date not more than 48 hours prior to the Closing.

(p)    A complete list of all advance room reservations, functions and the like, in reasonable detail so as to enable the Purchasers to honor the Sellers’ commitments in that regard.

(q)    A list of the Sellers’ outstanding accounts receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due the Sellers.

(r)     Possession of the Property and all keys for the Property.

(s)    All books, records, operating reports, appraisal reports, files and other materials in the Sellers’ possession or control which are necessary in the Purchasers’ discretion to maintain continuity of operation of the Property.

(t)    To the extent permitted under applicable law, documents of transfer necessary to transfer to the Purchasers the Sellers’ employment rating for workmens' compensation and state unemployment tax purposes.

(u)    An assignment of all warranties and guarantees from all contractors and subcontractors, manufacturers, and suppliers in effect with respect to the Improvements.

(v)    Complete set of “as-built” drawings for the Improvements as available in Sellers’ possession.

(w)    Such proof, reasonably acceptable to the Purchasers evidencing the payment by Sellers of all transfer taxes incurred in connection with the transactions contemplated by this Agreement.

(x)     Such proof as the Purchasers may reasonably require with respect to Sellers’ satisfaction of its obligations under the Existing Financing documents.

(y)    Any other document or instrument reasonably requested by the Purchasers or required hereby.

6.3    Purchasers' Deliveries. At Closing, the Purchasers shall pay or deliver to the Sellers the following:

(a)    The Consideration described in Section 2.3.

(b)    The Assignment and Assumption Agreements.

(c)    Any other document or instrument reasonably requested by the Sellers or required hereby.

6.4    Closing Costs. Each party shall pay its own legal fees and expenses. All filing fees, and recording or other similar taxes, and all charges for title insurance premiums shall be paid by the Purchasers. The Purchasers shall pay all other costs in carrying out the transactions contemplated hereunder, including, without limitation, all franchise license transfer fees, if any, all PIP costs associated with the franchise license transfer, if any, and all costs associated with obtaining any new financing for the Property. Purchaser shall pay all fees and costs incurred in connection with the Partnership’s satisfaction and pay off of the Existing Financing.

6.5    Income and Expense Allocations. All income, except any Intangible Personal Property, and expenses with respect to the Property, determined in accordance with United States generally accepted accounting principles consistently applied, shall be allocated between the Sellers and the Purchasers. The Sellers shall be entitled to all income (including all cash box receipts and cash credits for unused expendables), and responsible for all expenses for the period of time up to but not including 12:01 a.m. on the Closing Date, and the Purchasers shall be entitled to all income and responsible for all expenses for the period of time from, after and including 12:01 a.m. on the Closing Date. Only adjustments for ground rent, if applicable, and real estate taxes shall be shown on the settlement statements (with such supporting documentation as the parties hereto may require being attached as exhibits to the settlement statements) and shall increase or decrease (as the case may be) the amount payable by the Purchasers. All other such adjustments shall be made by separate agreement between the parties and shall be payable by check or wire directly between the parties. Without limiting the generality of the foregoing, the following items of income and expense shall be allocated as of the Closing Date:

(a)    Current and prepaid rents, including, without limitation, prepaid room receipts, function receipts and other reservation receipts.

(b)    Real estate and personal property taxes.

(c)    Amounts under the Operating Agreements.

(d)    Utility charges (including but not limited to charges for water, sewer and electricity).

(e)    Wages, vacation pay, pension and welfare benefits and other fringe benefits of all persons employed at the Property who the Purchasers elect to employ.

(f)     Value of fuel stored on the Property at the price paid for such fuel by the Sellers, including any taxes.

(g)    All prepaid reservations and contracts for rooms confirmed by Sellers prior to the Closing Date for dates after the Closing Date, all of which Purchasers shall honor.

The Tray Ledger shall be retained by the Sellers. The Sellers shall be required to pay all sales taxes and similar impositions currently up to the Closing Date.

Purchasers shall not be obligated to collect any accounts receivable or revenues accrued prior to the Closing Date for Sellers, but if Purchasers collect same, such amounts will be promptly remitted to Sellers in the form received.

If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills or tax bills), the parties shall allocate such income or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable income or expense. Any income received or expense incurred by the Sellers or the Purchasers with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. The Sellers shall pay at Closing all special assessments and taxes applicable to the Property.

The certificates evidencing the Sellers’ ownership of the Interests will be dated as of the Closing Date.

ARTICLE VII

CONDEMNATION; RISK OF LOSS

7.1    Condemnation. In the event of any actual or threatened taking, pursuant to the power of eminent domain, of all or any portion of the Real Property, or any proposed sale in lieu thereof, the Sellers shall give written notice thereof to the Purchasers promptly after the Sellers learn or receives notice thereof. If all or any part of the Real Property is, or is to be, so condemned or sold, the Purchasers shall have the right to terminate this Agreement pursuant to Section 8.3. If the Purchasers elect not to terminate this Agreement, all proceeds, awards and other payments arising out of such condemnation or sale (actual or threatened) shall be paid or assigned, as applicable, to the Purchasers at Closing.

7.2    Risk of Loss. The risk of any loss or damage to the Property prior to the recordation of the Deed shall remain upon the Sellers. If any such loss or damage to more than ten percent (10%) of the value of the Improvements occurs prior to Closing or any such loss or damage is uninsured or underinsured, the Purchasers shall have the right to terminate this Agreement pursuant to Section 8.3. If the Purchasers elect not to terminate this Agreement, all insurance proceeds and rights to proceeds arising out of such loss or damage shall be paid or assigned, as applicable, to the Purchasers at Closing.

ARTICLE VIII

LIABILITY OF PURCHASERS; INDEMNIFICATION BY SELLERS;
TERMINATION RIGHTS

8.1    Liability of Purchasers. Except for any obligation expressly assumed or agreed to be assumed by the Purchasers hereunder and in the Assignment and Assumption Agreement, the Purchasers do not assume any obligation of the Sellers or any liability for claims arising out of any occurrence prior to Closing.

8.2    Indemnification by Sellers. Each of the Sellers hereby indemnifies and holds the Purchasers harmless from and against any and all suits, actions, claims, costs, penalties, damages, losses, liabilities and expenses, subject to Section 9.11 that may at any time be incurred by the Purchasers or the Partnership, whether before or after Closing, (i) as a result of any breach by the Sellers of any of his representations, warranties, covenants or obligations set forth herein or in any other document delivered by the Sellers pursuant hereto, (ii) relating to any claims, suits, litigation or actions brought against any of the Sellers or the Partnership prior to the Closing Date, including, without limitation, those set forth on Exhibit I, (iii) in connection with any and all liabilities and obligations of Sellers or the Partnership occurring, accruing or arising prior to the Closing Date, and/or (iv) related to or as a result of the operation or use of the Property prior to the Closing Date.

8.3    Termination by Purchasers. If any condition set forth herein cannot or will not be satisfied prior to Closing, or upon the occurrence of any other event that would entitle the Purchasers to terminate this Agreement and its obligations hereunder, or if Sellers default in performing any of their covenants or obligations under this Agreement and the Sellers fail to cure any such matter within five days after notice thereof from the Purchasers, the Purchasers, at their option and as its sole remedy, shall elect either (a) to terminate this Agreement and receive a refund of the entire Deposit, with interest, and all other rights and obligations of the Sellers and the Purchasers hereunder shall terminate immediately, or (b) to waive its right to terminate and, instead, to proceed to Closing.

8.4    Termination by Sellers. If, prior to Closing, the Purchasers default in performing any of their material covenants or obligations under this Agreement , and the Purchasers fail to cure any such default within five (5) business days after notice thereof from the Sellers, then the Sellers’ sole remedy for such default shall be to terminate this Agreement.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1    Completeness; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

9.2    Assignments. The Purchasers may assign their rights hereunder to any affiliate of Purchasers without the consent of the Sellers. No such assignment shall relieve the Purchasers of any of their obligations and liabilities hereunder.

9.3    Successors and Assigns. The benefits and burdens of this Agreement shall inure to the benefit of and bind the Purchasers and the Sellers and their respective party hereto.

9.4    Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.

9.5    Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

9.6    Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.

9.7    Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.8    Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including without limitation fees of attorneys, engineers and accountants.

9.9    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to the intended recipient.

If to the Sellers:	c/o Hersha Group
148 Sheraton Drive, Box A
New Cumberland, PA 17070
Phone: (717) 770-2405
Fax: (717) 774-7383

With a copy to:	Mayur Patel, Esquire
c/o Hersha Group
148 Sheraton Drive, Box A
New Cumberland, PA 17070
Phone: (717) 770-2405
Fax: (717) 774-7383

If to the Purchasers:	Hersha Hospitality Limited Partnership
148 Sheraton Drive, Box A
New Cumberland, PA 17070
Phone: (717) 770-2405
Fax: (717) 774-7383
Attn: Ashish R. Parikh

With a copy to:	Lok Mohapatra, Esquire
Shah & Byler, LLP
Penn Mutual Towers
510 Walnut Street, 9th floor
Philadelphia, PA 19106
Phone: (215) 238-1045
Fax: (267) 238-1874

Or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and the Escrow Agent in a manner described in this Section.

9.10    Incorporation by Reference. All of the exhibits attached hereto are by this reference incorporated herein and made a part hereof.

9.11    Survival. All of the representations, warranties, covenants and agreements of the Sellers and the Purchasers made in, or pursuant to, this Agreement shall survive for a period of twenty-four (24) months following Closing and shall not merge into the Deed, the Assignment and Assumption Agreements or any other document or instrument executed and delivered in connection herewith.

9.12    Further Assurances. The Sellers and the Purchasers each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein.

9.13    No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of Sellers and Purchasers specifically established hereby.

9.14    Time of Essence. Time is of the essence with respect to every provision hereof.

9.15    Confidentiality. Sellers and their representatives, including any professionals representing Sellers, shall keep the existence and terms of this Agreement strictly confidential, except to the extent disclosure is compelled by law, and then only to the extent of such compulsion.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Sellers and the Purchasers have caused this Agreement to be executed in their names by their respective duly-authorized representatives.

SELLERS:

Affordable Hospitality, Inc., a Pennsylvania corporation

By:
Name:
Title:

3344 Associates, a Pennsylvania limited partnership

By:	Shreenathji Enterprises, Ltd., a Pennsylvania corporation, its sole general partner

By:
	Name:	Hasu P. Shah
	Title:	President

Hersha Capital, Inc., a Pennsylvania corporation

By:
Name:
Title:

PURCHASERS:

Hersha Hospitality Limited Partnership, a Virginia limited partnership

By:	Hersha Hospitality Trust, a Maryland business trust, its sole general partner

By:
Ashish Parikh, CFO

Race Street, LLC a Pennsylvania limited liability company

By:
Ashish R. Parikh, Manager

PARTNERSHIP:

Affordable Hospitality Associates, LP, a Pennsylvania limited partnership

By:	Affordable Hospitality, Inc., a Pennsylvania Corporation, its sole general partner

By:
Name:
Title:

EXHIBIT A

Legal Description of Land

EXHIBIT B

Employment Agreements

None

EXHIBIT C

Insurance Policies

EXHIBIT D

Leases

None

EXHIBIT E

Operating Agreements

EXHIBIT F

Certificate of Limited Partnership
Affordable Hospitality Associates, LP

EXHIBIT G

Partnership Agreement

EXHIBIT H

Warranties and Guaranties

EXHIBIT I

Litigation Schedule

1.	Stephen Guzzardi v. Affordable Hospitality Associates, LP and Affordable Hospitality, Inc.

Summons filed with Supreme Court of the State of New York, County of Westchester, dated 12/16/05, alleging breach of contract for an amount in excess of $489,000.00 (see attached Summons).

2.	Claims by Sten Group

3.	Claims by York Hunter